Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports First Quarter 2015 Financial Results

CORAL GABLES, FL. - April 28, 2015 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended March 27, 2015. The Company reported earnings per diluted share of $0.80 for the first quarter of 2015, compared with earnings per diluted share of $1.04 in the first quarter of 2014. Comparable earnings per diluted share were $0.83 in the first quarter of 2015, compared with comparable earnings per diluted share of $1.00 in the first quarter of 2014.
“We are pleased to report that we continued to make progress toward our long-term initiatives during the first quarter of 2015, with positive growth in our banana business, increased volume in several product lines in our other fresh produce business and strategic improvements in the prepared food business in Europe,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “However, we faced a number of challenges that reduced our ability to deliver optimal earnings. Significantly higher fruit procurement costs in the banana segment, lower pineapple yields, along with tomato and grape quality issues, which were brought about by several adverse weather-related events around the world. Our global market reach and logistics flexibility allowed us to better manage these factors. Additionally, we faced unfavorable year-over-year exchange rates. The positive trends, initiatives, and strategic steps to improve profitability during the quarter mitigated the setbacks, and I am confident we will continue to deliver sustainable growth over the long-term.”
Net sales for the first quarter of 2015 were $1,008.4 million, compared with $982.3 million in the first quarter of 2014. The increase for the quarter was due to higher net sales in the Company's banana and other fresh produce business segments, primarily driven by increased sales volume in North America.
Gross profit for the first quarter of 2015 was $100.4 million, compared with $106.7 million in the first quarter of 2014. The decrease in gross profit was due to lower profitability in the Company's other fresh produce business segment, primarily the result of lower selling prices in the Company's tomato and non-tropical product lines as a result of adverse weather conditions in the Company's production areas in North America and Chile.
Operating income for the first quarter of 2015 was $56.3 million, compared with operating income of $65.2 million in the first quarter of 2014. Comparable operating income for the first quarter of 2015 was $58.0 million, compared with $63.1 million in the first quarter of 2014.
Net income for the first quarter of 2015 was $42.5 million, compared with net income of $58.6 million in the first quarter of 2014. Comparable net income for the first quarter of 2015 was $44.2 million, compared with $56.5 million in the first quarter of 2014.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended

Income Statement:	March 27, 2015	March 28, 2014
Net sales	$1,008.4	$982.3
Cost of products sold	907.7	875.6
Other charges (1)	0.3	—
Gross profit	100.4	106.7

Selling, general and administrative expenses	43.9	43.7
Gain on disposal of property, plant and equipment	1.2	0.1
Asset impairment and other charges (credits), net (1)	1.4	(2.1)
Operating income	56.3	65.2

Interest expense, net	1.2	1.0
Other expense (income), net	5.9	(0.7)

Income before income taxes	49.2	64.9

Provision for income taxes	5.0	6.0
Net income	$44.2	$58.9

Less: Net income attributable to noncontrolling interests	1.7	0.3
Net income attributable to Fresh Del Monte Produce Inc.	$42.5	$58.6

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.80	$1.04

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.80	$1.04

Dividends declared per ordinary share	$0.125	$0.125

Weighted average number of ordinary shares:
Basic	53,007,473	56,180,800
Diluted	53,409,613	56,506,491

Selected Income Statement Data:
Depreciation and amortization	$18.1	$18.0

Non-GAAP Measures (per share):
Reported net income - Diluted	$0.80	$1.04
Asset impairment and other charges (credits), net (1)	0.03	(0.04)
Comparable net income - Diluted (2)	$0.83	$1.00

(1)
Asset impairment and other charges (credits), net, for the first quarter 2015 relates principally to unfavorable weather conditions in Chile. Asset impairment and other charges (credits), net, for the first quarter of 2014 relates principally to a gain on litigation related to insurance claims in Hawaii partially offset by restructuring activities in Germany.

(2)
Management reviews comparable operating income, comparable net income and comparable net income per share and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 27, 2015				March 28, 2014
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$454.3	45%	$36.1	36%	$436.9	45%	$31.0	29%
Other Fresh Produce	464.6	46%	50.7	50%	454.3	46%	64.5	61%
Prepared Food	89.5	9%	13.6	14%	91.1	9%	11.2	10%
	$1,008.4	100%	$100.4	100%	$982.3	100%	$106.7	100%

	Quarter ended
Net Sales by Geographic Region:	March 27, 2015		March 28, 2014

North America	$575.6	57%	$546.6	56%
Europe	178.9	18%	184.4	19%
Middle East	129.3	13%	129.7	13%
Asia	100.1	10%	98.3	10%
Other	24.5	2%	23.3	2%
	$1,008.4	100%	$982.3	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	March 27, 2015	December 26, 2014

Assets
Current assets:
Cash and cash equivalents	$28.6	$34.1
Trade accounts receivable, net	387.0	344.6
Other accounts receivable, net	75.5	69.0
Inventories, net	529.8	516.1
Other current assets	87.1	77.1
Total current assets	1,108.0	1,040.9

Investment in and advances to unconsolidated companies	2.0	2.0
Property, plant and equipment, net	1,170.8	1,170.2
Goodwill	330.0	330.5
Other noncurrent assets	132.6	131.7
Total assets	$2,743.4	$2,675.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$381.4	$382.1
Current portion of long-term debt and capital lease obligations	2.6	2.2
Other current liabilities	29.1	25.1
Total current liabilities	413.1	409.4

Long-term debt and capital lease obligations	339.2	264.7
Other noncurrent liabilities	212.5	213.3
Total liabilities	964.8	887.4

Total Fresh Del Monte Produce Inc. shareholders' equity	1,736.9	1,747.9
Noncontrolling interests	41.7	40.0
Total shareholders' equity	1,778.6	1,787.9
Total liabilities and shareholders' equity	$2,743.4	$2,675.3

Selected Balance Sheet Data:
Working capital	$694.9	$631.5
Total debt	$341.8	$266.9

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	March 27, 2015	March 28, 2014
Operating activities:
Net income	$44.2	$58.9
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	18.1	18.0
Amortization of debt issuance costs	0.1	0.1
Asset impairment, net	1.4	0.3
Gain on sales of property, plant and equipment	(1.2)	(0.1)
Foreign currency translation adjustment	(4.1)	0.3
Other changes	3.0	(2.9)
Changes in operating assets and liabilities:
Receivables, net	(49.8)	(46.6)
Inventories, net	(16.9)	(7.1)
Other current assets	(0.1)	0.8
Accounts payable and accrued expenses	20.4	23.3
Other noncurrent assets and liabilities	(1.6)	(5.1)
Net cash provided by operating activities	13.5	39.9

Investing activities:
Capital expenditures	(25.2)	(50.7)
Proceeds from sales of property, plant and equipment	2.9	0.4
Net cash used in investing activities	(22.3)	(50.3)

Financing activities:
Net repayments on long-term debt	74.2	30.5
Contributions from noncontrolling interests	—	(0.1)
Proceeds from stock options exercised	17.4	2.8
Excess tax benefit from stock-based compensation	0.2	—
Dividends paid	(6.5)	(7.1)
Repurchase and retirement of ordinary shares	(84.8)	(19.8)
Net cash provided by financing activities	0.5	6.3

Effect of exchange rate changes on cash	2.8	0.2

Net decrease in cash and cash equivalents	(5.5)	(3.9)
Cash and cash equivalents, beginning	34.1	42.5
Cash and cash equivalents, ending	$28.6	$38.6

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Fresh Del Monte Produce Inc.

First Quarter 2015 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter increased 4% to $454.3 million, compared with $436.9 million in the first quarter of 2014, primarily driven by higher sales in the Company's North America region. Worldwide pricing decreased $0.32, or 2%, to $14.89 per unit, compared with $15.21 per unit in the first quarter of 2014. Volume was 6% higher than the prior year period. Gross profit for the quarter was $36.1 million, compared with $31.0 million in the first quarter of 2014. Unit cost was 3% lower than the prior year period.
Other Fresh Produce
Net sales for the quarter increased 2% to $464.6 million, compared with $454.3 million in the first quarter of 2014. The increase in net sales was primarily the result of higher sales volume in the Company's non-tropical, tomato and fresh-cut product lines. Gross profit for the quarter was $50.7 million, compared with gross profit of $64.5 million in the first quarter of 2014.

Gold pineapple - Net sales decreased 8% to $121.8 million. Volume decreased 13%. Pricing increased 6%. Unit cost was 5% lower.
Fresh-cut - Net sales increased 8% to $94.8 million. Volume increased 7%. Pricing increased 1%. Unit cost was 3% higher.
Melon - Net sales were in line with the prior year period. Volume increased 11%. Pricing decreased 10%. Unit cost was 3% lower.
Non-tropical - Net sales increased 4% to $129.6 million. Volume increased 15%. Pricing decreased 9%. Unit cost was 3% lower.
Tomato - Net sales increased 38% to $26.5 million. Volume increased 97%. Pricing decreased 30%. Unit cost was 7% lower.

Prepared Food
Net sales for the quarter decreased 2% to $89.5 million, compared with $91.1 million in the first quarter of 2014, primarily due to lower sales volume in the Company's poultry product line. Gross profit increased 21% to $13.6 million, compared with $11.2 million in the first quarter of 2014.
Cash Flows
Net cash provided by operating activities for the first three months of 2015 was $13.5 million, compared with $39.9 million in the same period of 2014.
Total Debt
Total debt increased from $266.9 million at the end of 2014 to $341.8 million at the end of the first quarter of 2015.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the first quarter 2015 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 26, 2014 along with other reports that the Company has on file with the Securities and Exchange Commission.

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